Exhibit (m)(5)
SIXTH SUPPLEMENT AND AMENDMENT TO
THORNBURG INVESTMENT TRUST
RESTATED PLAN AND AGREEMENT OF DISTRIBUTION
PURSUANT TO RULE 12b-1
(Distribution Plan — Class C)
     Effective October 1, 2010, paragraph 4 of the Thornburg Investment Trust Restated Plan and Agreement of Distribution Pursuant to Rule 12b-1 (Distribution Plan — Class C), made as of February 1, 2005 between Thornburg Investment Trust and Thornburg Securities Corporation, is deleted and replaced in its entirety with the following:
          4. The Trust is hereby authorized to pay the following amounts to Thornburg on a monthly basis for obtaining the services described above:
          (a) out of the assets of each of Thornburg Limited Term Municipal Fund, Thornburg California Limited Term Municipal Fund, Thornburg Limited Term U.S. Government Fund and Thornburg Limited Term Income Fund, an amount computed at an annual rate of .25 of 1% of the Fund’s average daily net assets attributable to Class C shares of the Fund;
          (b) out of the assets of each of Thornburg Intermediate Municipal Fund and Thornburg Strategic Municipal Income Fund, an amount computed at an annual rate of ..35 of 1% of the Fund’s average daily net assets attributable to Class C shares of the Fund; and
          (c) out of the assets of each of Thornburg Value Fund, Thornburg International Value Fund, Thornburg Core Growth Fund, Thornburg Investment Income Builder Fund, Thornburg Global Opportunities Fund, Thornburg International Growth Fund, Thornburg Strategic Income Fund and Thornburg Developing World Fund, an amount computed at an annual rate of .75 of 1% of the Fund’s average daily net assets attributable to Class C shares of the Fund;
together with any applicable gross receipts tax, sales tax, value added tax, compensating tax or similar exaction imposed by any federal, state or local government, but the aggregate of those taxes will not exceed 10%. The amount of the fee payable to Thornburg under this paragraph is not related directly to expenses incurred by Thornburg in obtaining the contemplated services for each Fund.

THORNBURG INVESTMENT TRUST
By:	/s/ Leon Sandersfeld

THORNBURG SECURITIES CORPORATION
By:	/s/ Sasha Wilcoxon